EXHIBIT 99(a)

For Further Information:

Investor Contact:	Deborah Abraham

(203) 459-6674

Media Contact:	Maria Gordon-Shydlo

(203) 459-7674

FOR IMMEDIATE RELEASE

OXFORD HEALTH PLANS, INC.
ANNOUNCES SHARE REPURCHASE PROGRAM
AND AMENDMENT TO CREDIT AGREEMENT

     TRUMBULL, CONNECTICUT, AUGUST 1, 2001. Oxford Health Plans, Inc. (NYSE: OHP) announced today that its Board of Directors approved a share repurchase program for up to $250 million of the Company’s outstanding Common Stock through August 1, 2003. The Company expects to make open market purchases of shares from time to time dependent on market conditions as well as other considerations.

     “We believe that the best and most efficient use of our excess cash to benefit shareholders is through this share repurchase,” said Oxford Health Plans’ Chairman and Chief Executive Officer, Norman C. Payson, M.D.

     In order to increase the Company’s financial flexibility and to facilitate the share repurchase program, the Company has amended its Credit Agreement. The significant items in the amendment (1) allow the Company to use unrestricted Parent Company cash to repurchase Common Stock subject to a minimum of $150 million in liquidity, (2) remove the requirement for prepayment of the facilities under the Credit Agreement in an amount equal to 50% of quarterly excess cash flow, as previously defined, and (3) allow the Company, subject to certain restrictions, to borrow an additional $300 million.

     “The amendment to the Credit Agreement increases the Company’s financial flexibility, including enabling the Company to deploy excess cash for share repurchases, while maintaining a capital structure that is prudent and in the best interests of our shareholders,” commented Kurt B. Thompson, Oxford’s Chief Financial Officer.

     Founded in 1984, Oxford Health Plans, Inc., provides health plans to employers and individuals in New York, New Jersey and Connecticut, through its direct sales force, independent insurance agents and brokers. Oxford’s services include traditional health maintenance organizations, point-of-service plans, third-party administration of employer-funded benefit plans and Medicare plans.

Cautionary Statement Regarding Forward-Looking Statements

     This press release may contain comments that are considered forward-looking statements within the meaning of applicable federal securities laws and are based upon the Company’s current expectations and assumptions which are subject to a number of risks and uncertainties which could cause actual results to materially differ from those anticipated. A discussion of those risks and uncertainties is included in the discussion under the caption “Business-Cautionary Statement Regarding Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Statement Regarding Forward-Looking Statements” in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2001.

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